							      Exhibit 99.1

<Ohio Casualty Corporation Letterhead>


Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release




			   OHIO CASUALTY CORPORATION
		     REPORTS SECOND QUARTER 2003 EARNINGS


FAIRFIELD, Ohio, August 7, 2003 --- Ohio Casualty Corporation (Nasdaq:OCAS) today announced the following results for its second quarter ended June 30, 2003, compared with the second quarter of 2002:

   - net income of $11.0 million, or $0.18 per diluted share, versus $13.1 million, or $0.21 per diluted share,
   - statutory combined ratio of 106.2%, a 3.1 point improvement despite higher catastrophe losses, and
   - net income before realized gains and losses of $6.6 million versus $6.9 million (non-GAAP; see Reconciliation of Net Income to Net Income before Realized Gains and Losses at the end of this press release).

The major components of net income are summarized in the table below:

					    Three Months             Six Months
Summary Income Statement                    Ended June 30            Ended June 30
($ in millions, except share data)        2003         2002        2003         2002
----------------------------------        ----         ----        ----         ----
Premiums and finance charges earned      $351.2       $364.7       $700.5       $725.7
Investment income less expenses            51.4         50.7        104.6        101.6
Investment gains realized, net              6.8          9.5         26.1         32.3
					-------------------    -----------------------
     Total revenues                       $409.4      $424.9       $831.2       $859.6

Losses and benefits for policyholders    $213.7       $223.9       $422.5       $435.7
Loss adjustment expenses                   41.4         53.6         88.8        105.0
Underwriting expenses                     126.4        118.9        254.5        239.0
Corporate and other expenses*              10.7          7.9         18.4         18.2
					----------------------------------------------
     Total expenses                      $392.2       $404.3       $784.2       $797.9

Income tax expense:
   On investment gains realized          $  2.4       $  3.3       $  9.1        $11.3
   On all other income                      3.8          4.2          7.0         10.5
					 ---------------------------------------------
     Total income tax expense            $  6.2       $  7.5        $16.1        $21.8

Net income                                $11.0        $13.1        $30.9        $39.9

Average shares outstanding
   - diluted                         61,169,556   61,495,531   61,067,946   61,287,100
Net income, per share - diluted           $0.18        $0.21        $0.51        $0.65

*Amortization and impairment write-downs of the agent relationships asset have been reclassified from underwriting expenses to corporate and other expenses for the current and prior periods as management believes these costs do not reflect current underwriting profitability.

President and Chief Executive Officer Dan Carmichael, CPCU, commented, "I am pleased with the progress we made in the second quarter against our strategic plan, both as measured by our quarterly financial results and by our strides to make Ohio Casualty more efficient and customer-focused. Our reported operating results for the second quarter were affected by much larger catastrophe losses than the same period last year, by higher commission costs, and by our withdrawal from certain markets beginning in 2002. Our homeowners and specialty product lines improved significantly during the quarter, and several other product lines are showing strength. We are pleased with our progress as we drive toward the goal of a competitive underwriting expense ratio. Our technology investments are beginning to pay off in improved productivity and better support for agents, including fast, online application and rating services and we are adding quality agents to our producer force. Our focus is to continue to execute our strategic plan in order to move Ohio Casualty Corporation toward stronger financial performance for our shareholders."

Underwriting expenses and operating results on a GAAP basis were negatively impacted by commission expenses that were higher on a statutory basis in the last two quarters of 2002, as previously announced. The GAAP basis expense was recognized in part during the first two quarters of 2003 as premiums were earned on business written in 2002.

Second-quarter net investment income increased in 2003 compared with 2002 despite lower average investment yields. The Company has completed its two-year initiative to reduce equity holdings. This restructuring reduces the effect on statutory surplus of future stock market volatility.

Amortization and impairment write-downs of the agent relationships intangible asset were $7.7 million in the second quarter of 2003, compared with $5.1 million in the second quarter of 2002.

Statutory Results
Insurance industry regulators require Ohio Casualty Corporation and its subsidiaries to report certain financial measures on a statutory accounting basis. Management also uses statutory financial criteria to analyze property and casualty results, including loss and loss adjustment expense (LAE) ratios, underwriting expense ratios, combined ratios, net premiums written and net premiums earned.

Supplemental financial information for the second quarter, including many of the statutory financial measures described above, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the Securities and Exchange Commission. A discussion of the differences between statutory accounting principles and GAAP in the United States is included in Item 15 of the Corporation's Form 10-K for the year ended December 31, 2002.

Statutory Net Premiums Written
The table below summarizes net premiums written for the operating segments:


Statutory                  Three Months              Six Months
Net Premiums Written       Ended June 30     %      Ended June 30     %
($ in millions)             2003    2002    Chg      2003    2002    Chg
--------------------        ----    ----    ---      ----    ----    ---
Commercial Lines          $209.9  $206.2    1.8    $415.1  $399.0    4.0
Specialty Lines             43.2    45.3   (4.6)     76.1    84.8  (10.3)
Personal Lines             122.8   123.7    (.7)    236.9   266.3  (11.1)
			  ------  ------           ------  ------
   All Lines              $375.9  $375.2     .2    $728.1  $750.1   (2.9)

Statutory net premiums written were flat for the second quarter, and down slightly for the first six months. Double-digit price increases and new business growth in the quarter matched the effects of market withdrawals in Personal Lines, higher reinsurance costs, stricter commercial underwriting guidelines and a competitive small to mid-sized commercial market.

Commercial Lines written premium growth was driven by price increases and new business production, offset in part by competition and also by restrictions and non-renewals of certain underperforming classes of business. Average renewal price increases for Commercial Lines were 10.9% in the second quarter 2003. Renewal price increases have declined for four of the last five consecutive quarters, part of a broad trend as Commercial Lines policies approach price adequacy and competitive pricing pressures increase. More conservative underwriting of workers' compensation and certain construction classes of business continued, which offset some of the benefit of premium growth for other commercial product lines.

Specialty Lines net premiums written declined from last year's level as a result of higher reinsurance costs for commercial umbrella. Although second quarter net premiums written were below last year's levels, Specialty Lines continued to generate higher average renewal prices and significant levels of new business production. Specialty Lines premiums before reinsurance increased 19.1% over second quarter 2002. Higher reinsurance costs in 2003 were driven by the addition of a ceding commission and by increased reinsurance rates per dollar of premium. The addition of ceding commissions on the current reinsurance contract causes a corresponding increase to ceded premiums. Renewal price increases for commercial umbrella insurance, the largest volume Specialty Lines product, averaged 22.4% for the second quarter 2003, compared to 20.5% and 33.1%, respectively, in the first quarter 2003 and fourth quarter 2002.

Personal Lines net premiums written declined slightly due to management's decisions to cancel certain agents and to withdraw from selected markets. The combined effect of those decisions was an approximate $10.0 million decrease in net premiums written for the second quarter of 2003 compared to the same period one year ago. Higher levels of new business production and increased average rates on homeowners policies offset much of the withdrawal activity. Market withdrawals are expected to have less impact on Personal Lines written premiums during the second half of the year.

Statutory Combined Ratio
The statutory combined ratio is a commonly used gauge of underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. The loss and loss adjustment expense ratios measure losses and LAE as a percentage of net earned premiums and the underwriting expense ratio measures underwriting expenses as a percentage of net written premiums. The combined ratio is the sum of the loss ratio, the LAE ratio, and the underwriting expense ratio. All combined ratio references in this press release are calculated on a calendar year basis unless specified as calculated on an accident year basis. All references in this press release to combined ratio or its components are calculated on a statutory accounting basis. The table below summarizes combined ratio results by business unit:

				Three Months         Six Months
				Ended June 30       Ended June 30
Statutory Combined Ratio        2003     2002       2003     2002
------------------------        ----     ----       ----     ----
   Commercial Lines            111.6%   105.6%     111.4%   106.9%
   Specialty Lines              76.0%    92.7%      83.8%    88.7%
   Personal Lines              107.7%   117.1%     108.9%   112.0%
			       ------   ------     ------   ------
      All Lines                106.2%   109.3%     107.5%   107.8%

The All Lines combined ratio improved compared to second quarter last year due primarily to the Group's exit from the New Jersey Private Passenger Auto market (NJPPA) and lower personnel related expenses, offset somewhat by higher catastrophe losses, additional large non-catastrophe losses and increased technology costs.

Catastrophe losses in the second quarter were significantly above last year and included the largest tornado event on record - 410 tornadoes during 10 days in early May. Catastrophe losses for the quarter were in line with previously announced estimates, adding 4.0 points in the second quarter this year, compared with 2.8 points in the same quarter of 2002. Non-catastrophe commercial large losses were higher than normal for the quarter; a year earlier, they were lower than normal. Withdrawal from NJPPA lowered the combined ratio by 1.9 points compared to last year. Improvements in other areas, including higher pricing and improved underwriting, contributed to the improvement in the All Lines combined ratio.

Commercial Lines combined ratio increased 6.0 points for the quarter. Higher catastrophe losses and other large non-catastrophe property and casualty losses were principal factors. Hardest hit was commercial multiple peril while commercial auto and general liability also experienced more large losses than last year. The loss frequency trend for workers' compensation continued to improve. Commercial auto had a combined ratio for the quarter of 101.7% despite the negative effects of an increase in large losses.

The Specialty Lines combined ratio benefited from a significantly improved loss ratio, which decreased 17.7 points compared to last year because of favorable development on prior accident years.

Withdrawal from New Jersey personal auto accounted for essentially all of the
9.4 point improvement in the Personal Lines combined ratio for the quarter. Also contributing to the improvement in the Personal Lines combined ratio for the quarter was substantial improvement in the loss ratio for homeowners. Personal auto for states other than New Jersey was negatively impacted by adverse development on prior accident years, which added 7.2 points to the combined ratio for the quarter. The accident year 2003 combined ratio for personal auto in states other than New Jersey was 102.8% for the first six months of 2003. Lower underwriting costs and lower loss adjustment expense also contributed, offset in part by higher catastrophe losses in the quarter.

Loss and LAE Development
The loss and LAE ratio component of the accident year combined ratio measures losses and LAE arising from insured events that occurred in the respective accident year. The current accident year excludes losses and LAE for insured events that occurred in prior accident years.

The table below summarizes the impact of changes in provision for all prior accident year losses and LAE:

						    Three Months           Six Months
						    Ended June 30         Ended June 30
($ in millions)                                    2003       2002       2003       2002
---------------                                    ----       ----       ----       ----
Statutory net liabilities, beginning of period   $2,095.8   $1,985.0   $2,078.7   $1,982.0
Increase in provision for prior accident
   year claims                                       $1.8       $9.1       $4.5      $13.0
Increase in provision for prior accident
   year claims as % of premiums earned                0.5%       2.5%       0.6%       1.8%


Other Highlights

For the second quarter of 2003 compared to the second quarter of 2002:

   - Catastrophe losses were $13.9 million vs. $10.3 million; the $3.6 million increase added 1.2 points to the All Lines combined ratio.
   - LAE ratio improvement reflected previously announced staff reductions and improved management of claims legal expenses.
   - Employee count was down 10.3% to 2,800 at June 30, 2003, which helped reduce the personnel related expense portion of the underwriting expense ratio by .9 points, and contributed to a 2.9-point reduction in the LAE ratio to 11.8%.
   - Technology costs expensed in second quarter 2003 for amortization and maintenance of the P.A.R.I.S.s.m. software added 0.8 points to the underwriting expense ratio.
   - Premiums to surplus ratio improved to 1.8 to 1 from 1.9 to 1, also improving from last quarter's 1.9 to 1.
   - Book value per share of $18.75 has increased 3.5% from second quarter 2002 and 7.6% from fourth quarter 2002.

			   *  *  *  *  *  *  *  *

Looking forward, the Corporation reaffirmed its guidance for calendar year 2003 as follows:
   - net premiums written of $1,450 million to $1,550 million,
   - statutory calendar year combined ratio of 103.0% to 105.0%
   - investment income of $195 million to $215 million, and
   - agent relationships intangible asset amortization and write-downs of approximately $25 million to $35 million.

Additionally, the Corporation expects to achieve significant progress toward its strategic goals of cost reduction and prudent underwriting, while improving internal and agent business processes through technology. Past and future investment in technology is directed at achieving productivity gains and making it easier for our agents to do business with Ohio Casualty Corporation. Management of the Corporation is convinced that focused execution of the strategy will result in continued benefits later this year and beyond.

Conference Call
The Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 9:30 a.m. ET on Friday, August 8, 2003. The call is being webcast by Vcall and can be accessed at Ohio Casualty Corporation's website at www.ocas.com. The webcast is also being distributed over PrecisionIR's Investor Distribution network to both institutional and individual investors. Investors can listen to the call through PrecisionIR's webcast site at www.vcall.com or by visiting any of the investor sites in PrecisionIR's Investor Network. The webcast will be available for replay through November 8, 2003. To listen to call playback by telephone, dial 1-800-252-6030, then enter ID code 17989382. Call playback begins at 1 p.m. ET on August 8 and extends through midnight August 12, 2003.

Quiet Period
The Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the third quarter will start October 1, 2003 extending through the time of the earnings conference call scheduled for November 7, 2003.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 45th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2003). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.0 billion as of June 30, 2003.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves;

catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability of Ohio Casualty to retain business acquired from the Great American Insurance Company; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.

Reconciliation of Net Income to Net Income before Realized Gains and Losses

Management of the Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Management uses the non-GAAP financial measure of net income before realized gains and losses to further evaluate current operating performance. Net income before realized gains and losses, both in dollar amount and per share, is reconciled to net income and net income per share in the table below:

						 Three Months      Six Months
						 Ended June 30    Ended June 30
($ in millions)                                  2003     2002    2003     2002
---------------                                  ----     ----    ----     ----
Net income before realized gains and losses     $ 6.6    $ 6.9   $13.9    $18.9
After-tax realized gains and losses               4.4      6.2    17.0     21.0
						-----    -----   -----    -----
Net income                                      $11.0    $13.1   $30.9    $39.9

Net income per share - diluted before realized
   gains and losses                             $0.11    $0.11   $0.23    $0.31
After-tax realized gains and losses per
   share- diluted                                0.07     0.10    0.28     0.34
						-----    -----   -----    -----
Net income per share - diluted                  $0.18    $0.21   $0.51    $0.65